December 16, 2002





Securities and Exchange Commission
Washington DC  20549

Dear Sir or Madam:

On behalf of Edward L. Gallup, who is a Director and an Officer of Immucor, Inc. (the Company), we are transmitting the Statement of Changes in Beneficial Ownership on Form 4 with respect to the Company Common Stock.

Sincerely,

/s/ Edward L. Gallup

Edward L. Gallup
President

              Microsoft Word 10.0.2627;U.S. SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549

                                             FORM 4
                           Statement of Changes in Beneficial Ownership

                       Filed pursuant to Section 16(a) of the Securities
                 Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


___ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1.       Name and Address of Reporting Person

         Edward L. Gallup
         c/o Immucor, Inc.
         P.O. Box 5625
         3130 Gateway Drive
         Norcross, GA  30091

2.       Issuer Name and Ticker or Trading Symbol

         Immucor, Inc. / BLUD

3.       IRS or Social Security Number of Reporting Person (Voluntary)

         NA

4.       Statement for Month/Year

         12/02

5.       If Amendment, Date of Original (Month/Year)

         NA

6.       Relationship of Reporting Person to Issuer (check all applicable)

         X        Director
         X        Officer (give title below)
                  10% Owner
                  Other (specify below)

         President and Chief Executive Officer

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.       Title of Security   (Instr.3)

         Common Stock, $ 0.10 par value

2.       Transaction Date (Month/Day/Year)

                  12/12/02

3.       Transaction Code (Instr. 8)

                  G

4.       Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

         Amount               (A) or (D)            Price

         2,200                D                        $ 22.69



5.       Amount of Securities                        6.  Ownership Form:                7.  Nature of Indirect
         Beneficially Owned at                            Direct (D) or Indirect (I)         Beneficial Ownership
         End of Month                                     (Instr. 4)                         (Instr. 4)
         (Instr. 3 and 4)
         164,389    (as previously reported*)             D                                  N/A
           2,200)   disposed
         ---------
         162,189     balance owned at end of month
             771    (as previously reported*)             I                                  by wife
         ---------
         162,960     total





TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

1.       Title of Derivative Security (Instr. 3)

                  N/A

2.       Conversion or Exercise Price of Derivative Security

                  N/A

3.       Transaction Date (Month/Day/Year)

                  N/A

4.       Transaction Code (Instr. 8)

                  N/A



5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

         Options as previously reported*     195,000

                  (A)                       (D)
                  NA                         NA

6.       Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable          Expiration Date

                  N/A                                N/A

7.       Title and Amount of Underlying Securities (Instr. 3 and 4)

                  Title                     Amount or Number of Shares
                  NA                                  NA

8.       Price of Derivative Security (Instr. 5)

                  NA

9.       Number of Derivative Securities Beneficially Owned at End of Month
         (Instr. 4)

         195,000     (as previously reported*)

10.      Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
         (Instr. 4)

         D

11.      Nature of Indirect Beneficial Ownership (Instr. 4)

         NA

Explanation of Responses:

* Reflects 3-for-2 stock split affected on 9/13/02.


/s/Edward L. Gallup, by Steven C. Ramsey as Power of Attorney
-------------------------------------------------------------
Signature of Reporting Person

12/16/02
Date